Shareholder Lock-Up Agreement

March 11, 2016

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4A 2BB

United Kingdom

Crédit Agricole Corporate and Investment Bank

9, Quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Re: ArcelorMittal – Lock-Up Agreement

Ladies and Gentlemen:

Each of the undersigned, severally and not jointly, understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule 1 to such agreement (the “Underwriters”), with ArcelorMittal, a Luxembourg société anonyme (the “Company”), in connection with a rights offering (the “Rights Offering”) in which the holders of existing ordinary shares of the Company will receive rights (the “Rights”), entitling them to subscribe for a certain number of new ordinary shares of the Company (the “Rights Issue Shares”) and a global offering (the “Global Offering”) in which Rights Issue Shares for which Rights have not been validly exercised during the Rights exercise period may be sold.

The Rights and the Rights Issue Shares will be registered pursuant to a Registration Statement filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Rights Issue Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, severally and not jointly, that, during the period specified in the following paragraph (the “Lock-Up Period”), such undersigned party will not (and will not announce the intention to) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ordinary shares of the Company, or any options or warrants to purchase any ordinary shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares of the Company, whether now owned or hereinafter acquired, whether owned directly by such undersigned party (including holding as a custodian) or with respect to which such undersigned party has beneficial ownership within the rules and regulations of the SEC (as for each of the undersigned, the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude each of the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares held or beneficially owned by it even if such shares would be disposed of by someone other than such undersigned party. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to or derives any significant part of its value from such shares. For the avoidance of doubt, the obligations of the undersigned pursuant to this paragraph shall apply solely during the Lock-Up Period.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue until (i) the 180th day following the settlement of the Rights Offering (the “Closing Date”) pursuant to the Underwriting Agreement, or (ii) if the Underwriting Agreement terminates prior to the Closing Date, the date of such termination.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of Mr. and Mrs. Lakshmi N. Mittal or the immediate family of Mr. and Mrs. Lakshmi N. Mittal, or to any company wholly owned, whether directly or indirectly, by any such trust, provided that the trustee of the trust or the wholly owned company, as the case may be, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, each undersigned party may transfer the Undersigned’s Shares held or beneficially owned by it to any wholly-owned subsidiary of such undersigned party; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Undersigned’s Shares subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Undersigned’s Shares except in accordance with this Lock-Up Agreement, and, provided further, that any such transfer shall not involve a disposition for value.

In addition, notwithstanding the foregoing, this Lock-Up Agreement will not apply to (i) any transfer of the Undersigned’s Shares in the context of a restructuring of the structure through which trusts benefitting the Mittal family hold, directly or indirectly, ordinary shares of the Company, provided that each such affiliate transferee shall execute and deliver to the Representatives acting on behalf of the Underwriters a lock-up agreement in which it agrees to be bound by the restrictions set forth herein for the Lock-Up Period or (ii) any transfer of the Undersigned’s Shares or other securities (a) in connection with a public tender or exchange offer for the shares of the Company within the scope of the Luxembourg law of 19 May 2006 concerning public takeovers (loi du 19 mai 2006 concernant les offres publiques d’acquisition) or (b) in the context and in consideration of any merger or acquisition of assets, provided that in the case of (b) each such transferee shall execute and deliver to the Representatives acting on behalf of the Underwriters a lock-up agreement in which it agrees to be bound by the restrictions set forth herein for the Lock-Up Period.

Each of the undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Rights Offering and the Global Offering, and that both the existence and the terms of this Lock-Up Agreement will be disclosed in the offering documents relating to the Rights Offering and the Global Offering. Each of the undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Very truly yours,

Lumen Investments S.à r.l.

By:    /s/ Georges Scheuer
Name: Georges Scheuer
Title:    Manager A

By:     /s/ Francois-Xavier Goossens
Name: Francois-Xavier Goossens
Title:   Manager A

NUAVAM INVESTMENTS S.À R.L.

By:     /s/ Georges Scheuer
Name: Georges Scheuer
Title:    Manager A

By:     /s/ Francois-Xavier Goossens
Name: Francois-Xavier Goossens
Title:    Manager A